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Exhibit 5.1

January 29, 2019

Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102

Ladies and Gentlemen:

        We have acted as counsel to Kimbell Royalty Partners, LP, a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering securities to be sold by the selling unitholders identified therein (the "Selling Unitholders") from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) 1,241,679 common units representing limited partner interests in the Partnership that may be sold by certain of the Selling Unitholders (the "Outstanding Common Units") and (ii) 5,259,321 common units representing limited partner interests in the Partnership that may be sold by certain of the Selling Unitholders, to be issued upon the exchange (the "Exchange Common Units") of an equivalent number of common units representing limited liability company interests ("OpCo Common Units") in Kimbell Royalty Operating, LLC, a Delaware limited liability company (the "Operating Company"), together with an equivalent number of Class B units representing limited partner interests in the Partnership (the "Class B Units"), pursuant to an Exchange Agreement, dated as of September 23, 2018. The Outstanding Common Units and the Exchange Common Units are collectively referred to herein as the "Securities."

        In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the First Amended and Restated Limited Liability Company Agreement of Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the First Amended and Restated Limited Liability Company Agreement of the Operating Company, (iv) statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act") and the Delaware Limited Liability Company Act (the "Delaware LLC Act"), (v) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner and other instruments and documents and (vii) the Registration Statement and the prospectus contained therein (the "Prospectus").

        In connection with the opinions hereinafter expressed, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement, if required, will have been prepared and filed with the Commission; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) the certificates for the Securities, if any, will conform to the specimen thereof

Kimbell Royalty Partners, LP	-2-	January 29, 2019

examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Securities, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership, in each case in accordance with the provisions of the governing documents of the Partnership; and (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

        Based upon and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1.     The Outstanding Common Units have been duly authorized and are validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

          2.     The Exchange Common Units have been duly authorized and when the Exchange Common Units have been issued and delivered to the Selling Unitholders in accordance with the Exchange Agreement, upon the tender of the OpCo Common Units and the Class B Units, such Exchange Common Units will be validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

        The opinions set forth above are limited in all respects to matters of the Delaware LP Act, the Delaware LLC Act and applicable federal law of the United States of America, in each case as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

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  Exhibit 5.1